                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                                INTERPOOL, INC.
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ / No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

      LOGO      INTERPOOL, INC.
                211 College Road East
                Princeton, New Jersey 08540
                Telephone: (609) 452-8900
                Internet Address: http://www.interpool.com
--------------------------------------------------------------------------------

                Listed: New York Stock Exchange       Symbol: IPX




April 19, 1999


Dear Stockholders:

It is our pleasure to invite you to our sixth annual meeting of stockholders. The meeting will be held on Wednesday, May 26, 1999 at 10:00 a.m. at the Union League Club, 38 East 37th Street, New York, New York 10016. Please note that the Union League Club requires women to wear dresses, skirts or pantsuits and gentlemen to be appropriately attired with jackets and ties.

On the following pages you will find the formal notice of the annual meeting and proxy materials. The vote of each stockholder is important. Please be sure to mark, sign and return the enclosed proxy card so that your shares will be represented. Even if you have executed a proxy, you may still attend the annual meeting and vote your shares in person. In addition to casting your ballot for the items to be voted upon, you will be afforded an opportunity to ask questions and express your views on Company operations.

We appreciate the continuing interest and support of our stockholders and look forward to seeing many of you at the annual meeting.

Sincerely,






-------------------------------                ---------------------------------
Martin Tuchman                                 Raoul J. Witteveen
Chairman of the Board                          President/Chief Financial Officer
Chief Executive Officer                        Chief Operating Officer

                                 INTERPOOL, INC.
                              211 College Road East
                           Princeton, New Jersey 08540

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 26, 1999


                                                           Princeton, New Jersey
                                                                  April 19, 1999
To the Stockholders:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of INTERPOOL, INC. (the "Company") will be held at The Union League Club, 38 East 37th Street, New York, New York 10016 on Wednesday, May 26, 1999, at 10:00 a.m., Eastern Daylight Time, for the following purposes:

(1) to elect three (3) directors to serve as Class III directors for a term of three years and until their successors shall have been elected and shall have qualified; and

(2) to ratify the appointment of Arthur Andersen LLP as the Company's independent accountants for the 1999 fiscal year; and

(3) to act upon such other matters as may properly come before the meeting or any adjournments thereof.

         All holders of common stock of record at the close of business on April 12, 1999 will be entitled to notice of and to vote at the Annual Meeting.

         Whether or not you expect to attend the meeting, please date, sign and promptly return the enclosed proxy in the prepaid return envelope provided. You may revoke your proxy at any time before it is voted at the meeting by submitting a written revocation or a new proxy, or by attending and voting at the Annual Meeting.

By Order of the Board of Directors




--------------------------------------
Martin Tuchman
Chairman/Chief Executive Officer

                                 INTERPOOL, INC.
                              211 College Road East
                           Princeton, New Jersey 08540

--------------------------------------------------------------------------------

                                 PROXY STATEMENT
--------------------------------------------------------------------------------

        This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of Interpool, Inc. (the "Company") of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting") of the Company to be held on Wednesday, May 26, 1999 at 10:00 a.m., Eastern Daylight Time, and at any adjournments thereof.

        This Proxy Statement, Notice of Meeting, form of proxy and the Company's Annual Report for 1998 are being mailed to each stockholder at such holder's address of record on or about April 19, 1999.


                                     GENERAL

        Only stockholders of record at the close of business on April 12, 1999 are entitled to notice of and to vote the shares of common stock of the Company (the "common stock") held by them on that date at the Annual Meeting or any adjournments thereof.

        If the accompanying proxy card is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders in the proxy card will vote for the three director nominees proposed by the Board of Directors, for ratification of the appointment of Arthur Andersen LLP as the Company's independent accountants for the fiscal year ending December 31, 1999 and, with regard to all other matters that may properly come before the meeting, as recommended by the Board of Directors; or, if no such recommendation is given, in their own discretion. Each stockholder may revoke a previously granted proxy at any time before it is exercised by filing a revoking instrument or a duly executed proxy bearing a later date with the Secretary of the Company. The powers of the proxy holders will be suspended if the person executing the proxy attends the Annual Meeting in person and so requests. Attendance at the Annual Meeting will not, in itself, constitute revocation of a previously granted proxy.

        The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on April 12, 1999 will constitute a quorum. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon at the Annual Meeting. As of April 12, 1999, 27,566,452 shares of common stock were outstanding.

        The cost of soliciting proxies in the enclosed form will be borne by the Company. It is expected that the solicitation will be primarily by mail. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, telephone or facsimile. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

                                   MANAGEMENT

Directors and Executive Officers

        The following table sets forth certain information with respect to the executive officers and directors of the Company:


                       Name                        Age                   Positions and Offices
                       ----                        ---                   ---------------------
Martin Tuchman...................................  58     Chairman of the Board of Directors and
                                                          Chief Executive Officer
Raoul J. Witteveen...............................  43     President, Chief Operating Officer, Chief Financial Officer
                                                          and Director
Warren L. Serenbetz..............................  75     Director
Arthur L. Burns..................................  54     General Counsel, Secretary and Director
Ernst Baenziger..................................  62     Senior Vice President and Director of Interpool Limited
Peter D. Halstead................................  57     Director
Joseph J. Whalen.................................  67     Director
Mitchell I. Gordon...............................  41     Director
William Geoghan .................................  48     Senior Vice President of Finance

                          ITEM 1. ELECTION OF DIRECTORS

       The Board of Directors of the Company is divided into three classes, as nearly equal in number as possible. Each class serves three years, with the terms of office of the respective classes expiring in successive years. The term of office of directors in Class III expires at the 1999 Annual Meeting. The Board of Directors proposes that the nominees described below be elected Class III directors for a term of three years and until their successors are duly elected and qualified. The Board of Directors has no reason to believe that the nominees will not serve if elected, but if any or all of them should become unavailable to serve as a director, and if the Board designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the Board.

       Directors will be elected by a plurality of the votes cast at the Annual Meeting. If elected, all nominees are expected to serve until the 2002 Annual Meeting and until their successors are duly elected and qualified.

                   CLASS III - DIRECTORS STANDING FOR ELECTION

MARTIN TUCHMAN

       Martin Tuchman, Chairman of the Board of Directors and Chief Executive Officer of the Company since February 1988, is also Chairman of the Board of Directors, Chief Executive Officer and a director of Interpool Limited, which he co-founded in 1968. He also has served as a director of Trac Lease since June 1987, President of Trac Lease for the period from June 1987 through January 1994 and currently serves as its Chairman and Chief Executive Officer. He is Chairman of the Board of Directors of Princeton International Properties, Inc., a family-owned real estate company, which owns and has interests in properties located in Princeton, New Jersey. Mr. Tuchman was previously a member of the Society of Automotive Engineers as well as the American National Standards Institute. Currently, Mr. Tuchman is a member of the United Nations Business Council, a Council comprised of leading international executives organized to promote understanding and cooperation between business and government and a member of the Board of Trustees of the New Jersey Institute of Technology. In 1995, Mr. Tuchman was honored as Entrepreneur Of The Year in an awards program founded by Ernst & Young LLP and in 1996 was named Alumnus of the Year by the New Jersey Institute of Technology. In 1997, Mr. Tuchman was appointed to serve on the Board of Directors of Almedica International, Inc., a clinical trial materials company which provides services to the pharmaceutical industry. Since 1997, Mr. Tuchman has also served on the Board of Governors of The National Parkinson's Foundation. Mr. Tuchman holds a bachelor's degree in mechanical engineering from the New Jersey Institute of Technology (Newark College of Engineering) and a master's degree in business administration from Seton Hall University.

ARTHUR L. BURNS

        Arthur L. Burns has been General Counsel, Secretary and a director of the Company since January 1990 and Secretary of Interpool Limited since 1986. Mr. Burns was Senior Vice President of Law and Administration of Interpool Limited from 1980 until June 1996. Prior to joining Interpool Limited, Mr. Burns served as assistant general counsel to GATX Leasing Corp. between 1975 and 1980, and as an associate attorney at the New York law firm of Cahill, Gordon & Reindel from 1969 to 1975. Mr. Burns holds a bachelor's degree in economics from Holy Cross College and a law degree from Fordham University School of Law.

PETER D. HALSTEAD

        Peter D. Halstead, a director of the Company since June 1994, has been with Summit Bank since 1971 and is currently an Executive Vice President. Mr. Halstead serves as a Trustee for numerous associations including McCarter Theatre and Cancer Care of New Jersey. Mr. Halstead holds a bachelor's degree from Colgate University and a master's degree in business administration from Fairleigh Dickinson University.

                         DIRECTORS CONTINUING IN OFFICE

                CLASS I - Term Expires at the 2000 Annual Meeting

WARREN L. SERENBETZ

       Warren L. Serenbetz has been a director of the Company since February 1988 and served as Executive Consultant through January 1995. He has also been a director of Trac Lease since its founding in November 1986. After co-founding Interpool Limited in 1968, Mr. Serenbetz served as Interpool Limited's President and Chief Executive Officer and as a director until 1975, after which he was director, Chairman of the Executive Committee and Chief Executive Officer until his retirement in 1986. Mr. Serenbetz rejoined the Board of Directors of Interpool Limited in 1988. Mr. Serenbetz is currently president of Radcliff Group, Inc. He has been active in industry affairs, serving as an officer, director and member of various world trade and shipping associations. Mr. Serenbetz holds a bachelor's degree in engineering from Columbia University and a master's degree in industrial engineering from Columbia University.

JOSEPH J. WHALEN

       Joseph J. Whalen, a director of the Company since April 1996, originally joined the accounting firm of Arthur Andersen LLP in 1957 and served as an audit partner in Andersen's New York and New Jersey offices for more than ten years prior to his retirement in 1994. Mr. Whalen is a member of the American Institute of Certified Public Accountants and the New Jersey State Society of Certified Public Accountants where he previously served on the Cooperation with Credit Grantors Committee and the Technical Standards Section of the Professional Conduct Committee. Mr. Whalen is a Certified Public Accountant in New Jersey and New York and holds a bachelor's degree from St. Peter's College.

                CLASS II- Term Expires at the 2001 Annual Meeting

RAOUL J. WITTEVEEN

       Raoul J. Witteveen has been President, Chief Operating Officer, Chief Financial Officer and a director of the Company since March 1993 and has been President, Chief Operating Officer, Chief Financial Officer and a director of Interpool Limited, a subsidiary of the Company, since April 1988. He is a co-founder of Trac Lease, Inc. ("Trac Lease"), a subsidiary of the Company and has been Chief Financial Officer, Vice President and a director of Trac Lease since June 1987. From 1982 to 1986, Mr. Witteveen served in a variety of management capacities at Thyssen-Bornemisza N.V., the former parent of Interpool Limited. In 1997, Mr. Witteveen was appointed to the Board of Directors of Almedica International, Inc., a clinical trial materials company which provides services to the pharmaceutical industry. Mr. Witteveen holds a bachelor's degree in economics and business administration and a master's degree in economics from the Erasmus University in Rotterdam, The Netherlands.

MITCHELL I. GORDON

       Mitchell I. Gordon, a director of the Company since 1998, has been President of Atlas Capital Partners, a private equity investment fund, since February 1998. Prior thereto, he was Managing Director of Salomon Smith Barney and co-head of its Transportation Investment Banking Group from July 1993 to January 1998. From 1988-1993, Mr. Gordon was Senior Vice President of Furman Selz Inc., where he ran the firm's Transportation and Automotive Investment Banking groups. From 1984-1988, he was a Vice President of Needham & Company Inc. From 1981-1984, he held various executive positions at American Broadcasting Companies, Inc. Mr. Gordon also serves as a director of Indigo Aviation A.B. and holds a bachelor of science/bachelor of arts degree from Washington University and a masters degree in business administration from Harvard Business School.

                         NON-DIRECTOR EXECUTIVE OFFICERS


WILLIAM A. GEOGHAN

        William Geoghan has served as Senior Vice President of the Company and of Interpool Limited and Trac Lease since May 1, 1998. Previously, Mr. Geoghan served as Controller of the Company from April 1992 and Vice President and Controller of Interpool Limited from January 1989. Mr. Geoghan joined Interpool Limited in 1981 and served as assistant controller for Interpool Limited 1985 to 1989. Mr. Geoghan is a Certified Public Accountant and holds a bachelor's degree in commerce from Rider University.

ERNST BAENZIGER

        Ernst Baenziger has been an employee of Interpool since 1977, serving as Senior Vice President and a director of Interpool Limited since 1991. Mr. Baenziger is responsible for Europe, Far East, Australia and New Zealand operations. He is also Managing Director of Interpool Limited's Basel, Switzerland branch, handling sales and operations, and managing director of CTC Equipment A.G. Mr. Baenziger holds a bachelor's degree in economics and business administration from Handelshochschule, St. Gallen.

SHELDON LANDY

       Sheldon Landy, Vice President of the Company since 1993, has been President of the Company's Railpool division since 1979. Mr. Landy is a member of the Transportation Research Board, a part of the National Research Council and serves as a committee member studying the intermodal transportation industry. Mr. Landy holds a bachelor's degree in liberal arts from the University of Chicago and a master's degree in business administration from Northwestern University.

Committees of the Board

       The Board has standing Compensation, Audit and Stock Option Committees, but no Nominating Committee. Special Committees are appointed from time to time by the Board.

        Compensation Committee. The 1998 Compensation Committee was composed of Messrs. Tuchman, Halstead and Whalen. The Committee's functions are to review the Company's general compensation strategy, establish salaries, review benefit programs and approve certain employment contracts. The Compensation Committee met once in fiscal 1998.

Compensation Committee Interlocks and Insider Participation

                  During fiscal year 1998, Mr. Tuchman participated in deliberations of the Compensation Committee and the Company's Board of Directors concerning executive officer compensation. Mr. Tuchman did not participate in discussions regarding compensation of the Company's Chief Executive Officer.

       Audit Committee. The 1998 Audit Committee was comprised of independent directors Messrs. Halstead and Whalen. The Audit Committee's functions are to review management's maintenance of systems of internal control, financial reporting and application of generally accepted accounting principles. In addition, the Audit Committee reviews the scope of the services of the Company's independent auditors and may recommend the independent auditors for appointment by the Board of Directors subject to Stockholder approval. The Audit Committee met once in 1998.

       Stock Option Committee. The 1998 Stock Option Committee was composed of Messrs. Tuchman and Halstead. The Company's 1993 Stock Option Plan for Executive Officers and Directors (the "Stock Option Plan") was adopted by the Company's Board of Directors and approved by the stockholders in March 1993 and amended in May 1996. A total of six million shares of common stock have been reserved for issuance under the Stock Option Plan. Options may be granted under the Stock Option Plan to executive officers and directors of the Company or a subsidiary (including any executive consultant of the Company and its subsidiaries), whether or not they are employees.

       To date, options to purchase 4,408,501 shares under the 1993 Stock Option Plan for Executive Officers and Directors have been granted, 22,500 of which have expired due to failure to exercise and 22,500 of which have been exercised. Options to purchase 75,000 shares have been granted under the Non Qualified Stock Option Plan for Non-Employee, Non-Consultant Directors, 30,000 of which have expired due to failure to exercise and 15,000 of which have been exercised. No other options under either the 1993 Stock Option Plan for Executive Officers and Directors or the Non-Qualified Stock Option Plan for Non-Employee, Non-Consultant Directors have been exercised to date.

                             EXECUTIVE COMPENSATION

         The following table sets forth the compensation paid or accrued by the Company to or on behalf of its Chief Executive Officer and each of its other four most highly compensated executive officers who earned over $100,000 in 1998 for services rendered in all capacities during the years ended December 31, 1998, 1997 and 1996.

                           SUMMARY COMPENSATION TABLE


                                                                                                              Long Term
                                                      Annual Compensation                                    Compensation
                                                      -------------------                   Other            ------------
     Name and Principal Position            Year          Salary          Bonus          Compensation         # of Stock
     ---------------------------            ----          ------          -----          ------------         ----------
                                                                                            (1) (2)             Options
                                                                                            -------             -------
Martin Tuchman                              1998         703,550       1,104,170            33,877             2,280,000 (3)
  Chairman of the Board of Directors        1997         670,047         470,000            22,803               855,000 (4)
  Chief Executive Officer and Director      1996         638,141         464,580            72,079               225,000 (4)

Raoul J. Witteveen                          1998         495,835       1,002,660            25,191             1,140,000 (3)
  President, Chief Financial Officer        1997         472,224         330,000            18,000               427,500 (4)
  Chief Operating Officer and Director      1996         449,737         302,290            36,239               112,500 (4)

Ernst Baenziger                             1998         198,652            0              780,000 (2)
  Sr. Vice President, Interpool             1997         180,446            0              743,663 (2)
  Limited                                   1996         179,702            0              516,667 (2)

Sheldon Landy                               1998         160,000          50,000               0
  Vice President; President of              1997         160,000          40,000               0
  The Railpool Division                     1996         152,000          40,000               0

William A. Geoghan                          1998          90,000          70,000               0                   7,500 (3)
  Senior Vice President                     1997          90,000          50,000               0                   7,500 (4)
                                            1996          85,000          40,000               0

(1) Amounts listed include payments made to or on behalf of the executive for certain Company provided automobile and related expenses and medical expense reimbursement as provided for in the executive's Employment Agreement.

(2)  Amounts listed as Other Compensation include sales commissions paid.

(3) These options represent options originally granted prior to fiscal year 1998 but which were repriced during 1998 in connection with an Option Exchange Program described in the Section of this Proxy Statement entitled "Stock Option Repricing Report and Table."

(4) Options cancelled in connection with Option Exchange Program described in the Section of this Proxy Statement entitled "Stock Option Repricing Report and Table."


     The following table sets forth information regarding the grant of stock options to certain individuals under the Non-Qualified Stock Option Plan for Executive Officers and Directors and the Non-Qualified Stock Plan for Non-Employee, Non-Consultant Directors during Fiscal 1998. The tables also contain hypothetical potential realizable value during the option terms, assuming a 5% and 10% annual rate of appreciation for all stockholders.

                        OPTION GRANTS DURING FISCAL 1998
                                       AND
                       ASSUMED POTENTIAL REALIZABLE VALUES

                                                                                                  Potential Realizable Value
                                                % of Total                                         at Assumed Annual Rates
                                                  Options                                              Stock Appreciation
                                   Number       Granted to                                           for Option Term (2)(3)
                                   Options     Employees in      Exercise    Expiration           ----------------------------
           Name                  Granted (1)    Fiscal 1998       Price         Date             5%                10%
           ----                  -----------    -----------       -----         ----             --                ---
Martin Tuchman                   2,280,000           51.9%        10.25       9/16/2008       $14,697,267      $37,245,761
Raoul J. Witteveen               1,140,000           25.9%        10.25       9/16/2008        $7,348,634      $18,622,881
Warren L. Serenbetz                668,438           15.2%        10.25       9/16/2008        $4,308,865      $10,919,510
Arthur L. Burns                     96,563            2.2%        10.25       9/16/2008          $622,462       $1,577,440
Peter D. Halstead                   60,000            1.4%        10.25       9/16/2008          $386,770         $980,152
Joseph J. Whalen                    37,500            0.9%        10.25       9/16/2008          $241,731         $612,595
William Geoghan                      7,500            0.2%        10.25       9/16/2008          $ 48,346         $122,519
All Stockholders                27,556,452             --         10.25       9/16/2008      $177,633,572     $450,158,348


  (1) All options granting during fiscal 1998 represented options originally granted prior to fiscal year 1998 which were repriced during 1998 in connection with an Option Exchange Program described in the section of this Proxy Statement entitled "Stock Option Repricing Report and Table."
  (2) Amounts for the named individuals shown under the "Potential Realizable Value" columns above have been calculated by multiplying the exercise price by the annual appreciation rate shown (compounded for the term of the options), subtracting the exercise price per share and multiplying the gain per share by the number of shares covered by the options.
  (3) The amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and are not intended to forecast possible future appreciation of the Company's stock prices.


Stock Option Repricing Report and Table.

        On September 16, 1998, after considering the impact of the Company's reduced stock price and resulting diminution of value of then outstanding options held by individuals who are integral to the Company's long term success, the Stock Option Committee determined that the disparity between the original exercise prices and the market price of the Common Stock did not further the executive incentive and retention objectives of the Company's stock option plans. All then serving officers, directors and employees were granted an opportunity to exchange all of their outstanding stock options (which were exercisable at prices ranging from $7.67 to $15.58 per share) for new stock options at an exercise price of $10.25, the market closing price on September 16, 1998. No partial exchanges were permitted and therefore, a number of options held by Messrs. Tuchman and Witteveen, among others, were repriced at a higher exercise price. All of the individuals who were offered the exchange opportunity participated in the Stock Option Exchange Program. The newly issued options vest six months from the grant date and expire ten years from the grant date. All other terms and conditions of the newly issued options are the same as those of the cancelled options.

        The following table sets forth certain information concerning the Option Exchange Program, including (i) the name and position of each executive officer who participated in the Option Exchange Program, (ii) the date of the repricing pursuant to the Option Exchange Program, (iii) the number of shares of Common Stock underlying the exchanged options, (iv) the per share market price of the Common Stock at the time of the exchange, (v) the original exercise price or base price of the canceled option at the time of exchange, (vi) the per share exercise price of the option received in exchange for the existing option and
(vii) the original option term remaining at the date of exchange.

                             10 Year Repricing Table


                                      Number of                                                            Length of
                                      Securities                                                        Original Option
                                      Underlying     Market Price of     Exercise Price                 Term Remaining
                                       Options      Stock at time of       at Time of         New         at Date of
                                     Repriced or      Repricing or        Repricing or     Exercise      Repricing or
          Name              Date     Amended (#)      Amendment ($)      Amendment ($)       Price         Amendment
          ----              ----     -----------      -------------      -------------       -----         ---------

M. Tuchman                  9/16/98       600,000         10.25               9.33           10.25       5 yrs. 11 mo.
Chairman of the Board       9/16/98       600,000         10.25               9.33           10.25       6 yrs. 2 mo.
Chief Executive Officer     9/16/98       225,000         10.25              11.08           10.25       7 yrs. 5 mo.
Director                    9/16/98       855,000         10.25              15.58           10.25       8 yrs. 5 mo.


R. J. Witteveen             9/16/98       300,000         10.25               9.33           10.25       5 yrs. 11 mo.
President, Director         9/16/98       300,000         10.25               9.33           10.25       6 yrs. 2 mo.
Chief Financial Officer     9/16/98       112,500         10.25              11.08           10.25       7 yrs. 5 mo.
Chief Operating Officer     9/16/98       427,500         10.25              15.58           10.25       8 yrs. 5 mo.


W. L. Serenbetz             9/16/98       262,500         10.25               9.33           10.25       5 yrs. 11 mo.
Director                    9/16/98       262,500         10.25               9.33           10.25       6 yrs. 2 mo.
                            9/16/98        98,438         10.25              11.08           10.25       7 yrs. 5 mo.
                            9/16/98        45,000         10.25              15.58           10.25       8 yrs. 5 mo.


A. L. Burns                 9/16/98        37,500         10.25               9.33           10.25       5 yrs. 11 mo.
Director                    9/16/98        37,500         10.25               9.33           10.25       6 yrs. 2 mo.
                            9/16/98        14,063         10.25              11.08           10.25       7 yrs. 5 mo.
                            9/16/98         7,500         10.25              15.58           10.25       8 yrs. 5 mo.


P. D. Halstead              9/16/98        15,000         10.25               7.67           10.25       7 yrs. 9 mo.
Director                    9/16/98        15,000         10.25               9.33           10.25       6 yrs. 2 mo.
                            9/16/98         7,500         10.25              11.08           10.25       7 yrs. 5 mo.
                            9/16/98        22,500         10.25              15.58           10.25       8 yrs. 5 mo.

J. J. Whalen                9/16/98        15,000         10.25              12.17           10.25       7 yrs. 6 mo.
Director                    9/16/98        22,500         10.25              15.58           10.25       8 yrs. 5 mo.

All other employees         9/16/98        88,500         10.25              15.58           10.25       8 yrs. 5 mo.



Stock Option Committee Report on the Option Exchange Program
       The Stock Option Committee grants stock options with the goals of ensuring that the interests of the Company's officers, directors and employees remain closely aligned with those of the Company's stockholders and creating incentive for officers, directors and employees to remain with the Company for the long term. In order to further such goals, in September 1998, the Stock Option Committee believed it appropriate to adjust the exercise price of previously granted options so that the new exercise price would more closely approximate the market price, and therefor provide greater incentive for the Company's officers, directors and employees. The Committee determined that offering the Option Exchange Program was in the best interest of the Company and its stockholders. Accordingly, on September 16, 1998, the Stock Option Committee authorized the exchange of outstanding options granted to officers, directors and employees for new options with an exercise price of $10.25 per share, the market price on September 16, 1998. In addition, the Stock Option Committee has determined that it will not grant options to the Company's top executives during fiscal 1999.


Respectfully submitted,


Martin Tuchman
Peter D. Halstead

Directors' Compensation; Attendance
       Each member of the Board who is not an officer or executive consultant receives an annual fee of $5,000 for serving on the Board plus $500 and reimbursement of expenses for each Board or committee meeting attended.

         The Board of Directors met four times during fiscal year 1998. Each current director attended at least 75% of all meetings of the Board of Directors and committees to which he was assigned that were held during 1998.

Directors' Stock Options
       The Company's Non-Qualified Stock Option Plan for Non-Employee, Non-Consultant Directors (the "Directors' Plan") was adopted by the Board of Directors and approved by the stockholders in March 1993. The Directors' Plan provides for the automatic grant of non-qualified options to non-employee, non-consultant directors at the time the director first joins the Board. The Directors' Plan authorizes grants of options up to an aggregate of 150,000 shares of common stock. The exercise price per share is the fair market value of the Company's common stock on the date the person becomes a director. The options granted pursuant to the Directors' Plan may be exercised at the rate of one-third of the shares on the first anniversary of the options' grant date, one-third of the shares on the second anniversary of the options' grant date and one-third of the shares on the third anniversary of the options' grant date, subject to applicable holding periods required under rules of the Securities and Exchange Commission. Options granted pursuant to the Directors' Plan will expire ten years from their grant date except that in the event of the death of a director, the option must be exercised within six months of the date of death or, in the event of resignation of a director, the option must be exercised within ten days of the date of resignation. The Directors' Plan is administered by the Stock Option Committee of the Board of Directors. Pursuant to the Directors' Plan, an option to purchase 15,000 shares of common stock was granted to Peter D. Halstead upon his appointment to the Board of Directors in June 1994 and to Mr. Whalen upon his appointment in April, 1996. In addition, directors of the Company may be granted options under the 1993 Stock Option Plan for Executive Officers and Directors as adopted by the Board of Directors and approved by the Stockholders in March 1993. On September 16, 1998, pursuant to the Option Exchange Program, 15,000 options held by each of Messrs. Halstead and Whalen were cancelled and replaced with newly issued options with an exercise price equal to the closing market price on September 16, 1998, the grant date, which vest six months from the grant date and expire ten years from the grant date. All other terms and conditions of the newly issued options are the same as those of the cancelled options.

Employment Contracts
       The Company has entered into employment agreements with Raoul J. Witteveen and Martin Tuchman, each dated as of January 1, 1992, as amended and restated in February 1993 (the "Employment Agreement"). Each of the Employment Agreements currently expires on December 31, 2005, except that on each January 1, the expiration date of each employment agreement is automatically extended for an additional year unless the Company or the employee party to such employment agreement has given written notice of an election not to extend beyond the end of the then current seven-year term. Notice of any such election not to extend the expiration date must be delivered not less than six months prior to the next occurring January 1.

       As compensation for the services to be rendered under their employment agreements, Mr. Tuchman is currently paid an annual base salary of $738,728 and Mr. Witteveen is currently paid an annual base salary of $520,627. The base salary under each employment agreement increases by a minimum of 5% each year. In addition, each of Messrs. Tuchman and Witteveen is entitled to receive an annual bonus equal to 2%, in the case of Mr. Tuchman, or 1%, in the case of Mr. Witteveen, of the amount of any increase in the Company's net income during the year from its net income in the preceding year. Mr. Tuchman and Mr. Witteveen may be entitled to receive discretionary additional bonuses based on the performance of the Company as determined by the Company's Compensation Committee. Each employment agreement (i) includes a non-competition provision;
(ii) provides that, in the event of the employee's death, the employee's base salary will continue to be paid to his beneficiary for two additional years and, in the event of termination of the employee without cause, the employee will continue to receive his base salary for the entire remaining term then in effect under the employment agreement; and (iii) provides for reimbursement to the employee, for both the employee and his spouse, of all health related costs and expenses that are not advanced or reimbursed to the employee pursuant to Company medical and dental insurance plans, which additional reimbursement continues for a period of five years after expiration of the employment agreement.


                        REPORT ON EXECUTIVE COMPENSATION

       The Compensation Committee, in conjunction with the full Board, plays a significant role in establishing corporate goals and strategies and reviewing progress and performance. The Compensation Committee's objectives are to attract and retain experienced and highly competent executives and, further, to both provide incentive and to recognize the individual's contributions toward accomplishing corporate objectives including increasing shareholder value. The elements of total executive compensation reflect the objectives of the Compensation Committee. The base salaries of the Chairman/Chief Executive Officer and the President/Chief Financial Officer are supplemented by bonuses which are calculated on the basis of the increase in the Company's net income from that of the preceding year and stock price performance, among other things. In addition, performance driven discretionary bonuses are awarded to the Chairman/Chief Executive Officer and the President/Chief Financial Officer and other executive officers based on the Committee's evaluation of the individual's actual participation and contribution to achieving Company and shareholder goals and objectives.

       The Company retained the services of an independent consulting firm, MK Partners & Co., ("MK Partners"), to review the Company's executive compensation practices and to provide industry comparable data. In so doing, the Compensation Committee was provided with a quantifiable evaluation for their consideration in establishing total compensation packages for the Company's executives. MK Partners examined both finance/leasing companies and transportation firms, including the Company's direct competitors, and prepared a comparative analysis of financial performance and compensation practices. MK Partners also assisted the Compensation Committee in examining 200 publicly traded small to medium market capitalization companies by various criteria. Based on their study, MK Partners has advised the Compensation Committee that the Company's executive compensation programs and policies are appropriate and competitive with those of comparable companies.

Base Salary
       The base salaries of Messrs. Tuchman and Witteveen are established under employment agreements (see "Employment Contracts"). In accordance with the terms of the Employment Agreements, each of the named executive officers' base salary reflects a 5% increase above the annual base salary for the preceding year. In reviewing the Company's performance against its business objectives for 1998 noting specifically the Company's 1998 record revenues, earnings per share and cash flows as well as the significant increase in fleet size while maintaining utilization in excess of 98%, the Committee believes that the "hands on" involvement in all phases of the Company's operations contributes significantly to realizing Company objectives and recommended that the base salary of Messrs. Tuchman and Witteveen continue to be paid at the levels established under the terms of the Employment Agreements.

Bonuses
       To reward performance, bonuses are paid to the Chairman and Chief Executive Officer and other executive officers. The cash bonus awards are directly tied to the performance of the Company and the contribution of the individual in achieving the Company's performance objectives. In determining the amount of the cash bonus to be awarded, the Compensation Committee considers the increase between the Company's net income for the preceding fiscal year and the Company's net income for the current fiscal year, stock price performance and the efforts of the individual which contributed to the increase. In the case of Messrs. Tuchman and Witteveen, the Employment Agreements provide that the annual bonus may not be less than two percent of the increase in the Company's net income. Through the use of an actual formula to which bonuses are directly tied to increased net income, the Compensation Committee furthers the Company's overall objective of enhancing profitability and increasing shareholder value. Following each fiscal year, the Committee establishes a bonus pool, the amount of which is based upon a subjective assessment of overall Company and individual performance and the extent to which the Company achieved its overall financial goals, growth and return on equity. The Committee believes that the "at risk" feature of discretionary bonuses and bonuses directly tied to percentage increase of Company net income best serves the interests of the Company and its shareholders. Mr. Tuchman withdrew from discussions regarding his award.



Stock Options
       Stock Options awards by the Stock Option Committee, including the stock option repricing during 1998, were considered by the Compensation Committee in evaluating total compensation and assuring that executive rewards are aligned with long term stockholder value. Other than in connection with the Option Exchange Program, no options were granted in fiscal 1998.

Tax Deductibility of Compensation
       As part of the Omnibus Budget Reconciliation Act of 1993 (the "Act"), certain provisions regarding executive compensation for officers of public companies were added to the Internal Revenue Code. Under the Act, the Internal Revenue Service has issued proposed regulations setting forth exclusions from the Act's general disallowance of ordinary business expense deduction for compensation in excess of $1 million paid to a company's chief executive officer and each of the next four most highly compensated executive officers. The Compensation Committee has decided that at this time no measures will be undertaken to alter the compensation plans, but will continue to review the issue and evaluate whether compensation plans should be altered in the future to satisfy the deductibility requirements.

Respectfully submitted,

Peter D. Halstead
Warren L. Serenbetz
Martin Tuchman
Joseph J. Whalen

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information with respect to the beneficial ownership of the Company's common stock as of April 12, 1999 by certain beneficial owners, each of the Company's directors, certain executive officers and all executive officers and directors as a group.


                                                                                                    Options
                                                                                                  Exercisable
                                                                                    Number of        Within     Percentage
Name of Beneficial Owner                                                            Shares (1)      60 Days     Of Class (1)
------------------------                                                            ----------      -------     ------------
Officers and Directors:
Martin Tuchman (2)(3)........................................................       9,613,026      2,280,000       32.2%
Raoul J. Witteveen (2)(4)....................................................       4,772,050      1,140,000       16.6%
Warren L. Serenbetz (2)(5)(6)................................................       1,704,501        668,438        6.0%
Arthur L. Burns  (7).........................................................         300,519         96,563        1.0%
Mitchell I. Gordon ..........................................................               0         60,000          *
Peter D. Halstead ...........................................................          61,500         60,000          *
Joseph J. Whalen.............................................................          32,500         32,500          *
Sheldon Landy................................................................               0              0          *
Ernst Baenziger..............................................................          25,000              0          *
William A. Geoghan...........................................................           9,300          7,500          *
Executive officers and directors as a
group (ten persons) .........................................................      15,921,822      4,345,001       49.9%


Other Stockholders:
Hickory Enterprises, L.P. (8)...............................................        5,088,911              0       16.9%
   165 Signal Hill North
   Wilton, Connecticut 06897-1933
Warren L. Serenbetz Jr. (9)(10)..............................................         283,646              0       1.03%
   c/o American National Can Co.
   101 Merritt 7, 3rd Floor
   Norwalk, CT 06856
Paul H. Serenbetz (9)(10)....................................................         283,646              0       1.03%
   c/o The Morgan School
   Route 81
   Clinton, CT 06413
Stuart W. Serenbetz (9)(10)..................................................         283,646              0       1.03%
   c/o Turner Development Corp.
   375 Hudson Street, 6th Floor
   New York, NY 10014
Clay R. Serenbetz (9)(10)....................................................         283,646              0       1.03%
   c/o Radcliff Group, Inc.
   695 West Street
   Harrison, NY 10528
The Chartres Limited Partnership (11)........................................          90,000              0          *
   c/o Interpool, Inc.
   633 Third Avenue
   New York, NY 10017

*Less than 1%
 (1) Includes shares subject to options which are exercisable within 60 days. In the event that all said options were exercised, the total outstanding number of the shares of the Company's common stock would be 31,896,729. The percentage of class is calculated on the basis of an assumption that only the named individual exercised all of his options.
 (2) The business address of each of these individuals is 211 College Road East, Princeton, New Jersey 08540.
 (3) Includes 4,749 shares of which Mr. Tuchman's mother is the record owner; 3,037 shares held by Mr. Tuchman's wife; 8,668 shares held by a pension plan f/b/o Mr. Tuchman; 50,119 shares held by a revocable grantor trust of which Mr. Tuchman is the grantor and trustee and Mr. Tuchman's brother is the beneficiary; 10,948 shares representing Mr. Tuchman's 99% interest in shares held by Martom Associates; and 144,755 shares representing Mr. Tuchman's 28.57% interest in shares held by The Ivy Group, a New Jersey partnership. (4) Includes 1,500 shares of which Mr. Witteveen's wife is the record owner and 72,400 shares representing Mr. Witteveen's 14.29% interest in shares held by The Ivy Group, a New Jersey partnership. (5) Includes 144,755 shares representing Mr. Serenbetz's 28.57% interest in shares held by The Ivy Group, a New Jersey partnership (6) The Serenbetz Trust, of which Warren L. Serenbetz and Thelma R. Serenbetz, Mr. Serenbetz's wife, serve as co-trustees, is the record owner of these shares of the Company's common stock. The beneficiaries of the Serenbetz Trust are members of the immediate family of Warren L. Serenbetz. (7) Includes 111 shares representing Mr. Burns' 1% interest in shares held by Martom Associates.
     (8) On November 30, 1994, Hickory Enterprises, L.P., a Delaware limited partnership ("Hickory") was formed. Warren L. Serenbetz contributed 2,238,911 shares of the Company's common stock in exchange for a 44% interest as a limited partner in Hickory. One half of that interest was assigned to the Warren L. Serenbetz Retained Annuity Trust, Warren L. Serenbetz, Jr., Trustee. Each of Warren L. Serenbetz, Jr., Stuart W. Serenbetz, Paul H. Serenbetz and Clay R. Serenbetz contributed 641,250 shares of the Company's common stock in exchange for a 12.6% interest as a limited partner and 71,250 shares for a 1.4% interest as a general partner in Hickory. Each of the four general partners in Hickory have one vote in matters before Hickory. Limited partners do not have any voting rights or rights to participate in the management or operations of Hickory. (9) Each of Warren L. Serenbetz, Jr., Paul H. Serenbetz, Stuart W. Serenbetz and Clay R. Serenbetz is a son of Warren L. Serenbetz. None of Mr. Serenbetz's sons are minors. (10) Does not include Mr. Serenbetz's interest in shares held by Hickory described in footnote (8) above. (11) On February 1, 1995, Arthur L. Burns entered into an Agreement of Limited Partnership pursuant to which Mr. Burns contributed 90,000 shares of restricted common stock to The Chartres Limited Partnership ("Chartres"), in exchange for a 98% limited partnership interest in Chartres. Each of Meredith K. Burns and Kristin M. Burns, daughters of Arthur L. Burns, are the other limited partners and the general partners of Chartres. Limited partners do not have any voting rights or rights to participate in the management or operation of Chartres.


Stockholders' Agreement
         Martin Tuchman, Raoul J. Witteveen, Arthur L. Burns, Hickory Enterprises L.P., Warren L. Serenbetz Revocable Trust, Warren L. Serenbetz, Jr., Stuart W. Serenbetz, Paul H. Serenbetz, Clay R. Serenbetz and Chartres Limited Partnership, who collectively own directly or indirectly 66.9% of the Company's common stock, are parties to an Amended and Restated Stockholders' Agreement dated May 3, 1994 pursuant to which they have agreed not to sell or transfer any shares of Common Stock beneficially owned by them to any person other than the Company or the other parties to the Stockholders' Agreement without the consent of the other parties to the Stockholders' Agreement, unless (i) such shares are first offered to the Company for purchase at a per share price equal to the price offered by any third party making a bona fide offer to buy such shares for cash, cash equivalents or marketable securities (or if no such bona fide offer has been received, at a price equal to the average closing price of a share of Common Stock on the New York Stock Exchange over a period of twenty trading days), and the company does not elect to purchase such shares, and (ii) such shares are then offered to the other parties to the stockholders' agreement for purchase by them at the same per share price described in clause (i) and the other stockholders do not elect to purchase such shares. Notwithstanding the foregoing, the parties to the Stockholders' Agreement may transfer shares of Common Stock to one or more of certain members of their immediate families (or trusts for the benefit of such family members) so long as each transferee agrees to be bound by the terms of the Stockholders' Agreement. The Stockholders' Agreement further provides that if the Company (which is not a party to the Stockholders' Agreement) elects to purchase any shares offered to it by a party to the Stockholders' Agreement and the shares offered represent greater than 10% of the shares of the Company held by the offeror, the Company shall have the right to pay the purchase price of such shares by delivery of a promissory note, payable in equal monthly installments (with interest at the prime rate) over the following year. Pursuant to the Stockholders' Agreement, each of the parties thereto has agreed to vote for the re-election of Messrs. Tuchman, Serenbetz, Witteveen and Burns as directors of the Company. The Stockholders' Agreement continues in effect until 2003. Shared voting power with the other parties to the Stockholders' Agreement is acknowledged but the existence of a group or beneficial ownership of shares owned by other parties to the Stockholders' Agreement is disclaimed.

Beneficial Ownership Reports
       Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file certain reports of ownership and reports of changes of ownership of the Company's equity securities with the Securities and Exchange Commission. Executive officers and directors are required to furnish the Company with copies of all Section 16(a) forms that they file. Based upon a review of these filings and written representations from certain of the Company's directors and executive officers, the Company notes that all changes in beneficial ownership were reported on Form 4 as required in 1998.



CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       The Company's senior executive officers have interests in other entities that have entered into financing, leasing and other transactions with the Company (including its subsidiaries). The Ivy Group, a New Jersey partnership composed of Mr. Tuchman, Radcliff Group, Mr. Witteveen, Thomas P. Birnie and Graham K. Owen, has invested in chassis which it has leased to Trac Lease. As of December 31, 1998, pursuant to equipment lease agreements, Trac Lease leases 7,030 chassis from The Ivy Group for aggregate annual lease payments of approximately $3.4 million. Such leases either renew automatically unless canceled by either party prior to the first day of the renewal period or expire in 2000. Radcliff Group and Martin Tuchman share equally in the net income of The Ivy Group derived from 1,184 chassis owned either directly or indirectly by Radcliff Group and Mr. Tuchman (the "Contributed Chassis"). In addition, each of Radcliff Group and Mr. Tuchman receives 28.5% of the net income of The Ivy Group, other than that derived from the Contributed Chassis. Mr. Witteveen receives 14.3% of the net income of The Ivy Group, other than that derived from the Contributed Chassis. In 1998, 28.5% of the aggregate income of The Ivy Group was derived from the Contributed Chassis and 71.5% was derived from other activities. The terms of all agreements between The Ivy Group and Trac Lease, including rental rates, are fixed and, in the opinion of the Company's management, are comparable to terms that the Company would have obtained in arms' length transactions with unrelated third parties. The Company has been advised by the principals of The Ivy Group that the personal tax consequences to such principals would make it inadvisable to terminate the transactions entered into with the Company. The Ivy Group has entered into an agreement with the Company pursuant to which it has agreed not to engage in any business activities, except extensions or renewals of existing lease agreements that are competitive with the Company's business activities without the prior written consent of the Company.

         On August 10, 1992, The Ivy Group borrowed $7.1 million from the Company evidenced by a promissory note due in July 1997 (the "Ivy Loan"). In connection with this promissory note, The Ivy Group executed a Chattel Mortgage, Security Agreement and Assignment under which the Company, as secured party, was granted a security interest in 4,364 chassis owned by The Ivy Group and was granted an assignment of all rights to receive rental payments and proceeds related to the lease and sublease of such chassis (the "Ivy Collateral"). The interest rate on the promissory note was 11%. The Company then pledged the Ivy Collateral to secure an $8 million loan to the Company at a fixed interest rate of 7.5% (the "Bank Loan"). On November 12, 1993, the Company increased its outstanding balance under the Bank Loan to approximately $12 million by borrowing an additional $4.8 million at a floating interest rate of LIBOR plus 1.25%. In consideration of The Ivy Group's consent to the Company's use of the Ivy Collateral to secure the additional borrowing, the interest rate on the Ivy Loan was reduced to match the Company's borrowing rate of 7.1% under the fixed rate portion of the Bank Loan.

       In 1996, The Ivy Group borrowed an additional $7 million from the Company by increasing its outstanding balance under the Ivy Loan from $6.4 million to $13.4 million, reflecting the current estimated loan value of the Ivy Collateral. Under the terms of the amended Ivy Loan, the entire new balance bears interest at LIBOR plus 1.75% repayable over a five year term on an interest only basis, subject to maintenance of fixed loan-to-collateral value ratios. The Company was also granted the right to continue to utilize the Ivy Collateral to secure additional Company financings.

       On August 15, 1992, Eurochassis L.P., a New Jersey limited partnership in which Raoul J. Witteveen is one of the limited partners and the general partner, entered into a master equipment lease agreement, as lessor, with Trac Lease, as lessee, pursuant to which Eurochassis L.P. leases 100 chassis to Trac Lease for an annual lease payment of $91,250. The annual lease term renews automatically unless canceled by either party prior to the first day of the renewal period. The terms of such master equipment lease agreement, in the opinion of the Company's management, are comparable to terms that Trac Lease would have obtained in an arms' length transaction with an unrelated third party.

       The Company entered into a Consultation Services Agreement with Radcliff Group, Inc. ("Radcliff") dated as of January 1, 1992, as amended and restated in February 1993, pursuant to which Radcliff appointed Warren L. Serenbetz, a stockholder and director of the Company, as Executive Consultant. The Consultation Services Agreement was terminated as of January 1, 1995. In accordance with the terms of the Consultation Services Agreement, Radcliff is entitled to receive its full annual consultation services fee in the amount of $491,990 through December 31, 2002 and reimbursement to both the designated Executive Consultant and his spouse, of all health related costs and expenses that are not advanced or reimbursed to the Executive Consultant pursuant to Company medical and dental insurance plans.

       On January 30, 1998, the Company entered into a Consulting Agreement with Mitchell I. Gordon, a director, pursuant to which Mr. Gordon will provide investment consulting services to the Company for a term of two years. Under the terms of the Consulting Agreement, Mr. Gordon is entitled to annual compensation at the rate of $240,000 plus reimbursement of reasonable expenses and a bonus of $560,000. In addition, Mr. Gordon will receive an annual bonus in such amount as is usual and customary in the investment banking business for investment opportunities actually completed by the Company subject to set-off of the $560,000 bonus. In connection with investment opportunities presented by Mr. Gordon, the Company has agreed to permit participation in the form of a twenty percent share basis in any realized profit in the event that the Company shall form or participate in an equity capital fund. In the case of other investments, Mr. Gordon shall receive 4% of the investment's appreciation amount above the Company's acquisition cost and subject to the Company's 8% priority return per annum. The Consulting Agreement does not grant Mr. Gordon exclusive rights to provide such services to the Company.

       The Company leases approximately 19,000 square feet of commercial space for its executive offices in Princeton, New Jersey from 211 College Road Associates, a New Jersey general partnership. Martin Tuchman holds a direct or indirect equity interest of 28.85% and Radcliff Group holds a direct or indirect equity interest of 28.15% in 211 College Road Associates. The annual rental for this property is approximately $338,000, plus additional amounts for utilities, real estate taxes and operating and maintenance costs, under a lease expiring in 2001, subject to renewal. In the opinion of the Company's management, rent being paid under this lease does not exceed rent that the Company would have paid in an arms' length transaction with an unrelated third party.

STOCK PERFORMANCE GRAPH

       The graph below compares cumulative stockholder returns for the Company for the preceding fiscal year with the Standard & Poor's 500 Stock Index and the Dow Jones Transportation Index. The graph assumes the investment of $100 at the commencement of the measurement periods and that all dividends were reinvested.



                                                    Cumulative Total Return
                                       ---------------------------------------------------
                                          12/93   12/94   12/95  12/96    12/97     12/98

INTERPOOL, INC.                             100      74      90    119      114       131
S & P 500                                   100     101     139    171      229       294
DOW JONES TRANSPORTATION AVERAGE            100      84     117    134      199       194

         ITEM 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

        The Board of Directors has appointed Arthur Andersen LLP as the Company's independent accountants for the fiscal year ending December 31, 1999 ("Fiscal 1999"). Arthur Andersen LLP has served as the Company's independent accountants since 1988. Services provided to the Company and its subsidiaries by Arthur Andersen LLP with respect to the fiscal year ended December 31, 1998 included the audit of the Company's consolidated financial statements, limited reviews of quarterly reports, services related to filings with the Securities and Exchange Commission and consultations on various tax and information services matters. A representatives of Arthur Andersen LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

       Ratification of the appointment of Arthur Andersen LLP as the Company's independent accountants for Fiscal 1999 will require the affirmative vote of a majority of the shares of common stock represented in person or by proxy and entitled to vote at the Annual Meeting.

       The Board of Directors recommends that stockholders vote "FOR" ratification of the appointment of Arthur Andersen LLP as the Company's independent accountants for Fiscal 1999.

OTHER MATTERS

       As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting in accordance with the judgment of the person or persons voting the proxies.

STOCKHOLDER PROPOSALS FOR THE YEAR 2000 ANNUAL MEETING

       Any proposal of a stockholder intended to be presented at the Company's Year 2000 Annual Meeting of Stockholders must be received by the Secretary of the Company by February 25, 2000, for inclusion in the Company's proxy, notice of meeting and proxy statement relating to the Year 2000 Annual Meeting.

FINANCIAL REPORTS

        Stockholders who wish to receive the Company's Quarterly Reports on Form 10-Q and to be included on the Company's mailing list may call the Company at
(609) 452-8900 (between 9 a.m. and 5 p.m. Eastern Time) or write to the Company at 211 College Road East, Princeton, New Jersey 08540 Attention: Investor Relations.

OTHER INFORMATION

       Stockholders are invited to visit the Company's internet website at http://www.interpool.com for real-time information throughout the year, links to Edgar filings and a discussion board for ongoing conversations about the Company.

By Order of the Board of Directors

                                                --------------------------------
                                                Martin Tuchman
                                                Chairman/Chief Executive Officer

INTERPOOL, INC.
211 COLLEGE ROAD EAST
PRINCETON, NEW JERSEY 08540
PROXY--Annual Meeting of Stockholders--May 26, 1999
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Martin Tuchman and Raoul J. Witteveen as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of Interpool, Inc. held of record by the undersigned on April 12, 1999, at the Annual Meeting of Stockholders to be held on May 26, 1999 or any adjournment thereof.

1.  ELECTION OF DIRECTORS:      FOR all nominees listed below  / /                             WITHHOLD AUTHORITY  / /
                             (except as marked to the contrary below)                    to vote for all nominees listed below

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)
    MARTIN TUCHMAN, ARTHUR L. BURNS, PETER D. HALSTEAD

2. PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.

                    FOR / /      AGAINST / /      ABSTAIN / /

                  (Continued and to be signed on Reverse Side)

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF ALL NOMINEES LISTED FOR ELECTION AS DIRECTORS AND RATIFICATION OF ARTHUR ANDERSEN LLP.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.


                                         ---------------------------------------
                                         Date

                                         ---------------------------------------
                                         Signature

                                         ---------------------------------------
                                         Signature, if held jointly